                                                                    Exhibit 99.1

For Immediate Release

                       ENERGY WEST PROXY CONTEST RESOLVED
                 ANNUAL MEETING RESCHEDULED TO DECEMBER 3, 2003

GREAT FALLS, Mont., November 21/PRNewswire-First Call/--ENERGY WEST,
INCORPORATED (NASDAQ: EWST - News) and the Committee to Re-Energize Energy West
(the "Committee") jointly announced today that they have reached an agreement to resolve the proxy contest instituted by the Committee in connection with the
2003 Annual Meeting of Shareholders and the pending litigation related to the proxy contest. The agreement provides that the Company will appoint two
Committee nominees to the Board of Directors and the Committee will generally refrain from initiating proxy contests through the 2004 Annual Meeting, including for the election of directors. The principal components of the agreement are as follows:

•    The Company has rescheduled its 2003 Annual Meeting of Shareholders to
     Wednesday, December 3, 2003, at 9:00 a.m. at the Great Falls Civic Center
     in Great Falls, Montana.
•    The Committee has terminated its solicitation of proxies in opposition to the Company's proposed slate of directors and has agreed not to nominate any person to the Company's Board of Directors or vote its shares at the
     2003 Annual Meeting.
•    The Company will, immediately following the conclusion of the Annual
     Meeting, expand the size of its Board of Directors to nine members.
•    The Company will appoint Richard M. Osborne and Thomas J. Smith, two of the
     Committee's proposed nominees, to the Board of Directors.
•    George D. Ruff has graciously offered to step down from the Company's Board of Directors effective immediately following the Annual Meeting in order to enable the parties to resolve the proxy contest on an amicable and mutally agreeable basis.
•    The Company will appoint David A. Cerotzke to the Board of Directors. Mr.
     Cerotzke has worked as an independent business consultant in the energy industry since January 2003. From 1990-2003, Mr. Cerotzke served in various executive capacities at Nicor Inc., a diversified energy holding company.
•    The Company and Turkey Vulture Fund XIII, Ltd. (the "Fund") and all other related parties will dismiss, with prejudice, all claims in the pending lawsuit between the parties.
•    Through the 2004 Annual Meeting, the Fund and the Committee have agreed not to nominate any person for director and have generally agreed not to solicit proxies from shareholders, including for the election of directors, provided that the Company renominates Mr. Smith and Mr. Osborne (or other designees of the Committee and the Fund) for election at the 2004 Annual
     Meeting.

In connection with the Annual Meeting, the Company encourages any of its shareholders who have previously submitted a blue proxy card to submit a white proxy card in favor of the Company's slate of director nominees.

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For  additional  information or  clarification,  please  contact:  JoAnn S.
Hogan, Financial Communications, 1-406-791-7555, jshogan@ewst.com of Energy
West, Incorporated.

Our toll-free number is 1-800-570-5688.   Our web address is www.energywest.com
Our address is P. O. Box 2229, Great Falls, MT 59403-2229